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                                                                  Exhibit 4.3(c)


                      SECOND AMENDMENT TO CREDIT AGREEMENT
                      BETWEEN U.S. BANCORP AG CREDIT, INC.
                 AS AGENT FOR ITSELF AND CERTAIN OTHER LENDERS
                                      AND
                          PREMIUM STANDARD FARMS, INC.
                             DATED AUGUST 27, 1997



     This Second Amendment to Credit Agreement (this "AMENDMENT") is made this 26th day of February, 1999 among PREMIUM STANDARD FARMS, INC., a Delaware corporation ("PREMIUM"), CGC ASSET ACQUISITION CORP., a Delaware corporation ("ASSET SUB" and collectively with Premium, the "BORROWER"), the financial institutions listed on the signature pages hereof (collectively the "LENDERS" and individually a "LENDER") and U.S. BANCORP AG CREDIT, INC., a Colorado corporation (the "AGENT"), in its capacity as Agent for the Lenders under the Credit Agreement (hereinafter defined).

                                    RECITALS

     A. The Borrower, the Agent and the Lenders have each acknowledged the existence of breaches or violations of certain of the provisions of the Credit Agreement dated as of August 27, 1997 among the Borrower, the Agent and the Lenders (as amended, extended, replaced, restated and/or supplemented from time to time, the "CREDIT AGREEMENT"). The Agent and the Lenders have agreed to waive these particular breaches or violations and continue to make revolving credit advances under the Credit Agreement on the terms and conditions herein contained.

     B. The Borrower desires to enter into the following transactions (the "TRANSACTIONS"):

          (i) The Borrower proposes to convey to the City of Gallatin, Missouri, Daviess County Missouri and/or the State of Missouri, the Borrower's office building complex in exchange for a release by the City of Gallatin and Daviess County and/or the Missouri Department of Economic Development of the Borrower's commitments to complete the infrastructure of the business park surrounding the office building (the "OFFICE BUILDING TRANSACTION"); and

          (ii) The Borrower proposes to sell approximately 915 acres of real property known as the Green Hills property to Dave Perkins for $300 per acre (this transaction is hereinafter referred to as the "PERKINS TRANSACTION" and shall be referred to collectively with the Office Building Transaction as the "TRANSACTIONS").

     C. The Credit Agreement currently prohibits the Borrower from entering into the Transactions. The Borrower has requested that the Agent and the Lenders consent to the Borrower entering into the Transactions, and the Agent and the Lenders are willing to do so on the terms and conditions herein contained.



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     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in the Credit Agreement and this Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by Agent and the Lenders, the Borrower, the Agent and the Lenders agree as follows:

     1. Definitions. Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Credit Agreement.

     2. Representation and Warranty as to Transactions, and Consent to Transactions. The Borrower represents and warrants to the Agent and the Lenders that the factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with the Transactions, does not contain any untrue statement of material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement. In reliance on the foregoing representation and warranties, the Agent and the Lenders consent to the Transactions notwithstanding anything contained in the Credit Agreement prohibiting the Transactions.

     3. Acknowledgment of Specific Defaults. The Borrower, the Agent and each of the Lenders acknowledge the existence of the following Defaults and Matured
Defaults: (a) the Borrower's monthly financial statements and Borrowing Base Certificate for the month ending September 26, 1998 were not delivered to the Agent and the Lenders in a timely manner as required by Section 9.1 of the Credit Agreement; (b) as of October 31, November 28 and December 26, 1998 and as of January 30, 1999, the aggregate principal amount of all Revolving Loans, plus the aggregate face amount of all outstanding LC's, exceeded the Borrowing Base, and the Borrower failed to cure or otherwise eliminate such excess in the manner required by Section 4.3 of the Credit Agreement; and (c) as of October 31, November 28 and December 26, 1998 and as of January 30, 1999, the Borrower had a Fixed Charge Coverage Ratio (calculated on a rolling twelve month basis) of less than 0.80 to 1.0, the level required by Section 9.6 of the Credit Agreement.

     4. Acknowledgment of Anticipated Defaults. The Borrower, the Agent and each of the Lenders acknowledge the likelihood of additional Defaults and Matured Defaults occurring because, when the Borrower's February 27, March 27, April 24 and May 29, 1999 Borrowing Base Certificates are delivered to the Agent and the Lenders, each such Borrowing Base Certificate is expected to show that the aggregate principal amount of all Revolving Loans, plus the aggregate face amount of all outstanding LC's, will then exceed the Borrowing Base. The Borrower, the Agent and each of the Lenders further acknowledge, however, that the amount by which the aggregate principal amount of all Revolving Loans, plus the aggregate face amount of all outstanding LC's, exceeds the Borrowing Base (an "EXCESS") shall not exceed: (a) $13,000,000 during February, 1999, (b) $10,000,000 during March, 1999, (c) $7,000,000 during April, 1999, or (d)
$3,000,000 during May, 1999.

     5. Waiver of Specific Defaults. The Agent and the Lenders waive the specific Defaults and Matured Defaults acknowledged in Section 3 of this Amendment, and the anticipated Defaults or Matured Defaults described in Section 4 of this Amendment. The foregoing waivers shall be automatically withdrawn and rescinded without notice of any kind: (a) if any Borrowing Base Certificate is not delivered to the Agent and the Lenders when the



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same is due; (b) if the Borrower's June 26, 1999 Borrowing Base Certificate,
when delivered to the Agent and the Lenders, shows the existence of an Excess; or (c) if the Excess shown on any Borrowing Base Certificate delivered to the Agent and the Lenders, exceeds the expected amount of such Excess as set forth in Section 4. Except as expressly set forth in this Section 5, the Agent's or the Lenders' failure, at any time or times hereafter, to require strict performance by Borrower of any provision of the Credit Agreement, including without limitation, Sections 9.1, 4.3 and 9.6, shall not waive, affect or diminish any right of the Agent and/or the Lenders thereafter to demand strict compliance therewith and performance thereof, and shall not suspend, waive or affect any other Default or Matured Default, whether the same is prior or subsequent thereto and whether of the same or a different kind or character.

     6. New Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is amended to add the following new definitions which shall read in full as follows:

          "AMENDMENT #2 CLOSING DATE" shall mean February 26, 1999.

          "TEMPORARY ADDITIONAL MARGIN" shall mean additional interest at the rate of one eighth of one percent (0.125%), which additional interest rate shall be in effect from February 1, 1999 until the first day of the fiscal quarter following any fiscal quarter at the end of which the Borrower both has a Fixed Charge Coverage Ratio of 1.0 to 1.0 or greater and is otherwise in full compliance with all terms, provisions and covenants of this Agreement.

     7. Interest. Paragraphs (a) and (b) of Section 3.1 of the Credit Agreement, Interest, are amended to read in full as follows:


          (a) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Reference Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Reference Rate in effect from time to time plus the Applicable Margin plus (if then in effect) the Temporary Additional Margin, and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing September 1, 1997, and if such Loan is a Revolving Loan, on the Revolving Maturity Date, and if such Loan is a Term Loan, on the Term Maturity Date. With respect to each Reference Rate Loan, the rate of interest accruing shall change concurrently with each change in the Reference Rate as announced by U.S. Bank.

          (b) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Eurodollar Rate Loan, a rate per annum during each Interest Period for such Loan, equal to the lesser of (i) the sum of the Eurodollar Rate for, such Interest Period for such Loan plus the Applicable Margin plus (if then in effect) the Temporary Additional Margin and (ii) the Highest Lawful Rate, payable in arrears on the first day of each month during the applicable Interest Period, on the ninetieth day of such Interest Period if such Interest Period



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     exceeds three months, and on the last day of such Interest Period, and if such Loan is a Revolving Loan, also on the Revolving Maturity Date, and if such Loan is a Term Loan, also on the Term Maturity Date.

     8. Financial Statements and Other Information. Clauses (b) and (c) of
Section 9.1 of the Credit Agreement are amended to read in full as follows:


          (b) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year of the
     Borrower: (i) consolidated statements of income and retained earnings of the Borrower for such monthly period and for the period from the beginning of the then current Fiscal Year to the end of such monthly period, and a consolidated balance sheet of the Borrower as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as accurate by the chief financial officer or controller of the Borrower, subject to changes resulting from normal year-end adjustments, and (ii) statements of cash flow for such monthly period; and as soon as practicable and in any event within thirty (30) days after the end of each quarterly accounting period in each Fiscal Year of the Borrower (other than the end of the quarterly accounting period which is also the end of the Borrower's Fiscal Year): a compliance certificate of the chief financial officer or controller of the Borrower in the form attached as Exhibit 9C;

          (c) as soon as practicable and in any event within fifteen (15) days after the end of each month, a Borrowing Base Certificate for the Borrower computed as of the last day of such month, and as soon as practicable and in any event within two (2) days after a request therefor by the Required Lenders, a Borrowing Base Certificate for the Borrower computed as of the date specified by the Required Lenders, in all cases signed by the chief financial officer of the Borrower, together with, to the Agent only: (i) all Accounts owing by an Account Debtor that is a meat packer for the sale of "livestock" (as defined in PASA) if any Account owing by such Account Debtor is at that time unpaid for a period exceeding seven (7) days after the delivery date related thereto; (b) all Accounts owing by an Account Debtor that is not a meat packer or by an Account Debtor that is a meat packer for the sale of inventory other than "livestock" (as defined in PASA) if any Account owing by such Account Debtor is at that time unpaid for a period exceeding twenty-one (21) days after the original invoice date of the original invoice related thereto, (ii) a listing of the Borrower's accounts payable indicating which accounts payable are more than thirty
     (30) days past due, and (iii) a detailed listing of Inventory and other goods;

     9. Financial Covenants and Ratios. Section 9.6 of the Agreement is amended to read in full as follows:





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          The Borrower shall maintain:

          (a) a consolidated Tangible Net Worth of not less than $220,000,000 at all times;

          (b) a consolidated ratio of total liabilities to Tangible Net Worth of not more than 1.75 to 1.0 at all times;

          (c) consolidated Working Capital of not less $20,000,000 at all times through March 31, 2000 and not less than $30,000,000 thereafter,

          (d) a Fixed Charge Coverage Ratio (calculated on a rolling twelve month basis) as of the end of each fiscal quarter of the Borrower, beginning as of June 24, 2000, of not less 1.0 to 1.0 at all times; and

          (e) a consolidated EBITDA (calculated on a rolling four quarter basis) of not less than: (i) $2,500,000 through December 26, 1998, (ii) ($12,300,000) through March 27, 1999, (iii) ($15,200,000) through June 26,
     1999, (iv) ($2,200,000) through September 25, 1999, (v) $10,500,000 through
     December 25, 1999, and (vi) $34,500,000 through March 25, 2000.

     10. Capital Investment Limitations. Section 10.7 of the Agreement is amended to read in full as follows:

          Without the prior written consent of the Required Lenders, during the period from January 1, 1999 through March 25, 2000, the Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets in excess of $17,000,000 for maintenance (other than the replacement of breeding animals in the ordinary course of business not exceeding $10,000,000 during such period), and the Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets for purposes other than maintenance. Beginning with the Borrower's fiscal quarter ending in June 2000, the Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets (other than the replacement of breeding animals in the ordinary course of business and the replacement of obsolete and worn out Equipment in the ordinary course of business) which would cause its Capital Spending Amount in any one Fiscal Year to exceed the lesser of: (a) the maximum amount that would maintain the Borrower's consolidated Fixed Charge Coverage Ratio for such Fiscal Year at the level required in Section 9.6(d), (b) $43,000,000, or (c) the following specific limits: (i) $36,000,000 during the Borrower's 2001 Fiscal Year, and (ii) $32,000,000 during the Borrower's 2002 Fiscal Year plus the amount (if any) by which the Borrower's capital expenditures during its 2001 Fiscal Year were less than the specific limit for that Fiscal Year.





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     11. Payment of Subordinated Debt. Section 10.14 of the Agreement is amended to read in full as follows:

          The Borrower shall not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of Premium, of Asset Sub or of both, which is subordinated to the payment of any portion of the Liabilities. Without limiting the generality of the foregoing: (a) through the end of the Borrower's 2000 Fiscal Year, the Borrower shall not pay any principal of or interest on the PIK Notes other than the payment of interest through the issuance of additional PIK Notes unless otherwise approved in writing by the Required Lenders, and (b) after the end of the Borrower's 2000 Fiscal Year, the Borrower shall not pay any principal of or interest on the PIK Notes unless no Default or Matured Default exists at the time of such payment or would be created by such payment.

     12. Construction of Hog Production Facilities. Section 10.16 of the Credit Agreement, Construction of Hog Facilities, is amended to read in full as follows:

          The Borrower shall not construct any hog production facilities (whether as part of its Texas expansion program or otherwise) without the prior written consent of the Required Lenders.

     13. Effective Date Adjustment Fee. In the event the Amendment #2 Closing Date occurs on a date other than February 1, 1999, the changes made in the definition of Applicable Margin shall be effective on February 1, 1999. In addition, regardless of the date of the Amendment #2 Closing Date, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders, an effective date adjustment fee in the amount of Twenty Three Thousand Three Hundred Seventy Five Dollars ($23,375.00). The effective date adjustment fee shall be due and payable on the date of this Amendment, shall be fully earned on the date it becomes payable, and at the option of the Agent shall be paid by Agent initiated Revolving Loans.

     14. Amendment Fee. In consideration of the other changes in terms made pursuant to this Amendment, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders, an amendment fee in the amount of One Hundred Thirteen Thousand Five Hundred Fifty and No/100ths Dollars ($113,550.00). The amendment fee shall be due and payable on the date of this Amendment, shall be fully earned on the date it becomes payable, and at the option of the Agent shall be paid by Agent initiated Revolving Loans.

     15. Amendment of Exhibits. Exhibit 9B to the Credit Agreement, the Form of Compliance Certificate, is replaced with Exhibit 9C to this Amendment.

     16. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Agent and the Lenders that except described in this Amendment, each and every representation and warranty set forth in the Credit Agreement is true and correct as of the date hereof, and shall be deemed remade by the Borrower as of the date hereof.



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     17. Conditions to Advances; Documentation. The effectiveness of this
Amendment shall be conditioned upon the execution and/or delivery of the agreements, instruments and/or documents listed on Exhibit 8D attached hereto.

     18. Incorporation of Credit Agreement. The parties agree that this Amendment shall be an integral part of the Credit Agreement, that all of the terms set forth therein are incorporated in this Amendment by reference, and that all terms of this Amendment are incorporated therein as of the date of this Amendment. All of the terms and conditions of the Credit Agreement which are not modified in this Amendment shall remain in full force and effect. To the extent the terms of this Amendment conflict with the terms of the Credit Agreement, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                    PREMIUM STANDARD FARMS, INC.,
                                    A DELAWARE CORPORATION


                                    BY: /s/ Stephen Lightstone
                                        -------------------------------------
                                    ITS: Executive Vice President
                                        -------------------------------------



                                    CGC ASSET ACQUISITION CORP.
                                    A DELAWARE CORPORATION


                                    BY: /s/ John Meyer
                                        -------------------------------------
                                    ITS: Vice President
                                        -------------------------------------






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                               U.S. BANCORP AG CREDIT, INC., AS AGENT AND AS A
                               LENDER
                               950 17TH STREET, SUITE 350
                               DENVER, COLORADO  80202


                               BY: /s/
                                   -------------------------------------
                               ITS: Vice President
                                   -------------------------------------


                               FARM CREDIT SERVICES OF WESTERN MISSOURI, PCA


                               BY: /s/
                                   -------------------------------------
                               ITS: Senior Vice President
                                   -------------------------------------


                               MERCANTILE BANK NATIONAL ASSOCIATION


                               BY: /s/ Wayne C. Lewis
                                   -------------------------------------
                               ITS: Vice President
                                   -------------------------------------


                               HARRIS TRUST AND SAVINGS BANK


                               BY: /s/
                                   -------------------------------------
                               ITS: Vice President
                                   -------------------------------------

                               CREDIT AGRICOLE INDOSUEZ


                               By: /s/ Katherine L. Abbott
                                   -------------------------------------
                               ITS: First Vice Presisdent
                                   -------------------------------------

                               By: /s/ W. Leroy Startz
                                   -------------------------------------
                               ITS: First Vice President
                                   -------------------------------------

                               HELLER FINANCIAL, INC.


                               BY: /s/
                                   -------------------------------------
                               ITS: Senior Vice President
                                   -------------------------------------













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